Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q4 2023
February 22, 2024

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s fourth quarter 2023 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Fourth Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on February 29, 2024. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone. We ended 2023 on a strong note and proved our ability to deliver results despite unexpected challenges throughout the year. Our 2023 revenue of $3.0 billion was up 51% year over year. Full year GAAP EPS was $1.43 per diluted share, and adjusted EPS was $1.38, up 47% year over year. Segment margins, excluding railcar sales, were up year over year in both the Rail Products Group and the Railcar Leasing and Management Services Group.
While our 2023 results show significant progress, I am also encouraged by the forward metrics that are positioning our operations for an even stronger 2024. The Future Lease Rate Differential, or FLRD, is currently 23.7%, and our fleet utilization remains high at 97.5%. These indicators show continued strength in the lease fleet and our ability to increase lease rates. On the Rail Products side of the business, the backlog of $3.2 billion gives us production visibility. It allows us to efficiently plan our operations and compete for business that maximizes our platform’s returns in the current market. Eric will discuss our financial expectations for 2024, but we are well-positioned to execute a solid year. We also believe we are well-positioned in sustainability, safety, and diversity, and I would like to share a few notable updates from these initiatives.
ESG
In the fourth quarter, Trinity was pleased to receive Union Pacific’s first-ever Sustainability Partner Award. We were recognized based on multiple sustainability initiatives. One of the initiatives was our collaboration with UP to deliver the 5239 covered hopper, which utilizes thinner and lighter materials to maximize the car’s capacity. Additionally, as part of its EcoConnexions Partnership Program, CN recognized Trinity for our efforts and commitment to sustainability.
In Mexico, we earned the ESR badge again, highlighting our work to promote employee well-being, sustainability, environmental stewardship, philanthropy, and community involvement.
Finally, Newsweek recently named us one of the “Greatest Workplaces for Diversity” highlighting our steadfast commitment to cultivating an inclusive environment where diverse perspectives coexist and thrive.
We strongly believe these awards are recognition of hard work and dedication. I want to congratulate our team for keeping our core values at the forefront of our minds.
Before discussing specifics from the quarter and the year, I’d like to discuss what we are seeing in the market.
Market Update
Carloads improved sequentially and year over year in the fourth quarter with improvements in chemicals, certain energy markets, and key agricultural markets, like grain mill products, fertilizer, and biofuels. Automotive demand has remained strong as supply chain issues continue to improve. This is despite consumers’ perceived headwinds due to the recent high inflation levels and higher borrowing costs. These are favorable trends for tank cars and autoracks.

Railroad service is improving. In December, train speeds were the fastest since January 2021 with dwell times also showing faster service among the Class I Railroads. This improvement has contributed to lower active railcar needs despite carload gains, with just over 20 thousand more railcars in storage at the beginning of February than a year ago. Nevertheless, we continue to view fluid rail service as a positive and believe better rail service will drive modal share growth and, ultimately, a stronger rail industry. Coupling better rail service with our emerging logistics platform incentivizes customers to increase rail usage in their supply chain planning.
Now, I want to provide some segment-level highlights, starting with the Railcar Leasing and Management Services segment.
Railcar Leasing and Management Services Group
In the fourth quarter, our Leasing Group earned $222 million in revenue and $136 million in operating profit. As foreshadowed earlier this year, fourth quarter results included railcar sales proceeds of $136 million and a gain of $36 million.
In the full year, leasing segment revenues were up 13% year over year, driven by a favorable FLRD all year, higher lease rates, and net additions to the fleet. Furthermore, our 2023 revenue includes RSI Logistics, which we acquired in the first quarter of 2023. As mentioned at the beginning of the call, the FLRD was 23.7% in the fourth quarter, and fleet utilization remained favorable at 97.5%. For the full year, our renewal rates were approximately 30% higher than expiring rates, and our average renewal lease term was 54 months, allowing us to lock in the higher rates longer.
While the operating margin of 49.2%, which includes secondary market railcar sales, is down year over year, this is driven by significantly more gains in railcar sales in 2022. When removing the impact of the gains, the segment margin is up year over year and reflects the impact of higher lease rates improving performance in the sector.
Rail Products Group
Trinity delivered 17,355 railcars in 2023 and 4,000 in the fourth quarter. Fourth quarter deliveries were approximately 1,300 units below our projections, primarily as a result of the border closing. In addition to the previous border closure that affected us in Q3, the U.S. Customs and Border Protection Agency closed the international railway crossing bridges at Eagle Pass and El Paso, Texas, on December 18th, and they remained fully closed until December 22nd. Eagle Pass is Trinity’s primary border crossing for railcar deliveries from our Sabinas and Monclova, Mexico manufacturing facilities. The financial impact of the border closure and related congestion primarily includes lost revenue on delayed units, increased freight and storage expenses, reduced efficiency, and increased overtime pay.
In the fourth quarter, Trinity booked 840 new railcar orders or about 20% of the quarterly industry orders, which demonstrates the lumpiness of order activity from quarter to quarter. For the full year, our share of industry orders was in our normal range of 30-40%, and we still hold about half of the industry backlog with long lead times on most new orders. This allows us to be disciplined in the orders we accept into our backlog. We have seen inquiry activity pick up substantially in the first quarter and continue to view our backlog and order volume favorably.
In the fourth quarter, segment revenue of $674 million was slightly down sequentially primarily due to the border closing preventing us from getting finished railcars across the border by year-end. This also affected the segment’s operating margin, which was 6.1%. Fourth quarter results included gains from insurance recoveries; the margin would be 5.9% excluding the gains, up 70 basis points sequentially. The border closure affects our efficiency, which results in lower margins. The margin impact from the border closure was approximately 150 basis points in the fourth quarter.
On a full year basis, the Rail Products Group showed significant improvement year over year. Deliveries were 30% higher year over year, driving revenue improvement of 30% and operating profit improvement of 119% in the segment. This is especially impressive when you remember the headwinds we faced in 2023 – including challenges with labor in Mexico, as well as external challenges including: a strengthening peso at the beginning of the year, border closures, and related supply chain challenges in the back half of the year. Our full year operating margin of 4.8% is up 200 basis points from 2022, and we expect to see continued improvement in 2024.
Over the last several years, external headwinds have negatively impacted the manufacturing business’s performance. We will remain disciplined in our pricing and production decisions to account for our current external limitations, allowing us to drive consistent and efficient operations. We have conducted our annual make vs. buy review and have found opportunities to bring some capabilities in-house. We are also working in tandem with our logistics partners to ease constraints at the border, and we will continue to evolve our manufacturing footprint and product portfolio in order to maximize returns for our entire platform. I feel confident this is a necessary step for Trinity and expect to see the positive effects in 2024.

2023 Highlights and Segment Change
Before I turn the call over to Eric, I would like to take a minute to review some highlights from 2023. I already mentioned some of the challenging headwinds we faced, and I am so proud of our employees and their willingness to work hard to find creative solutions that drove results with considerable year over year growth, despite an unexpected operating environment. As mentioned, we completed our acquisition of RSI Logistics in the first quarter. We are very pleased with the performance of this business, and our prior acquisitions, as we have worked to integrate them into Trinity.
Ultimately, our goal is to make rail shipping an easy choice for shippers across North America. We have focused on expanding our offerings to include digitally enabled logistics services as our customers work to modernize their supply chains. We are working to enhance our large, diversified lease fleet, and better serve our customers. We believe Trinity has a growing strategic value to our customers because of these services. Continued focus on service expansion will make Trinity, and the rail industry as a whole, more appealing to customers.
On a related note, as you may have seen previewed in our press release this morning, we have moved our maintenance business into our Railcar Leasing segment, effective January 1st. Trinity is a leasing company enabled by manufacturing and services, and this change reflects that organizational structure. It allows us to better leverage our maintenance services capabilities to support lease fleet optimization and to grow our services business. As a result, we will rename the segment the “Railcar Leasing and Services Group”. We will recast all prior segment results starting with our first quarter filings, which will change the margin makeup of both segments. Eric will give some guidance on how to think about these segments in 2024 and going forward.
Finally, as we look forward strategically as a company, I’m excited to announce that we will host an Investor Day in Dallas on Tuesday, June 25th. Reach out to Leigh Anne for information on the event and accommodations. We look forward to hosting you in Texas and sharing our vision for Trinity.
And now, I’ll turn the call over to Eric to review the financial statements, discuss the fourth quarter results, and share our expectations for 2024.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Thank you Jean and good morning everyone.
I’ll start by discussing our fourth quarter and full year financial statements and conclude with high-level guidance for 2024, including a reconciliation to our new segment reporting structure.
Income Statement
Starting with the income statement, on a consolidated basis, fourth quarter revenue was $798 million, representing a 35% improvement year over year. Company revenues were $3.0 billion for the full year, 51% higher than 2022. With improved margins in both segments excluding secondary market railcar sales, we ended the year with GAAP EPS of $1.43 and adjusted EPS of $1.38, which is above our previously issued guidance range of $1.20 to $1.35. We benefited in the fourth quarter and full year from a lower than expected tax rate, driven primarily by the release of residual taxes, changes in state apportionment and state rate changes in 2023, and changes in valuation allowances. With a normalized tax rate, we would have completed the year in the lower portion of our guidance range. For the full year, we completed $382 million in secondary market railcar sales for a gain of $83 million, which also benefited our 2023 results.
Net interest expense in the year was $266 million, up significantly over 2022, driven by higher interest rates and higher overall average debt. We expect a similar run rate in 2024 to the fourth quarter.
Cash Flow Statement
Moving to the cash flow statement, full year net cash from operations was $309 million, up significantly year over year due primarily to stabilized inventory levels and production. Adjusted free cash flow for the year was $29 million. This was driven by higher cash flow from operations offset by lower lease portfolio sales and the timing of railcar financing.
Our full year net lease fleet investment was $287 million, in line with our guidance. In the fourth quarter, proceeds from secondary market railcar sales were $136 million for a gain of $36 million, in line with our expectations.
In December, we increased our quarterly dividend by approximately 8% to $0.28 per share. This dividend, our 239th consecutive paid dividend, was paid in January. We remain committed to returning capital to shareholders through our dividend.

Guidance
I’ll close my comments with high-level guidance for 2024.
As Jean noted, we enter 2024 with a strong backlog which gives us good visibility for the Rail Products segment’s 2024 production. I would like to note that in the fourth quarter, we had two adjustments to our backlog and removed 365 railcars worth $33.4 million. One was based on a mutual decision with the customer as we could not come to an agreement on a delivery date. The second was a reduction in order size from a customer for which we received compensation for the accommodation. We continue to view our backlog favorably.
As Jean mentioned, we are moving our Maintenance Services business out of the Rail Products segment and into the Leasing and Services segment. We believe our railcar maintenance business primarily exists to service our own lease fleet and internally view maintenance as an enabler of the leasing business. Therefore, we think it is logical to include that business as part of the Leasing and Services segment. All 2024 reporting will reflect this change. This will not change our financial reporting below the operating profit line of our two reporting segments; the change will have no effect on consolidated operating results. A reconciliation of 2023 segments as reported to recast segments is included in the appendix of today’s supplemental slides and is Slide 18 for reference.
In the Leasing and Services segment, we expect improvement in 2024 as we continue to re-price our fleet and push lease rates higher. Since the FLRD turned double digit positive in the second quarter of 2022, we have re-priced approximately 37% of our fleet, giving us plenty of opportunity to renew leases at significantly higher market rates than expiring rates. We expect the FLRD to remain strong through 2024 as we are seeing absolute lease rates rising, and we have a favorable mix of railcars renewing. Excluding the impact of secondary market railcar sales, we expect margin improvement above the 2023 recast margin of 34.1%, which includes the railcar maintenance business. We anticipate fleet maintenance expenses to remain elevated in 2024 due to the current tank car compliance cycle. For 2024, we expect gains on railcar sales to be approximately half of what they were in 2023 and expect minimal railcar sales in the first quarter.
In the Rail Products segment, given the anticipated stable production levels, we expect 2024 margins to be significantly improved from the recast 2023 operating margin of 4.5%, which excludes the maintenance business. We forecast a 2024 margin in the range of 6% to 8%, improving through the year, which reflects better efficiency, complexity reduction, and a more stable border. First quarter margins will be impacted by increased freight and storage costs and the seasonality of our business.

We expect industry deliveries of approximately 40 thousand railcars in 2024, which is consistent with our long-term view of replacement-level demand and supportive of our rationalized capacity in Mexico.
We anticipate net lease fleet investment of $300 to $400 million for the year. While we see plenty of opportunity in the secondary market as both buyers and sellers, we expect lower railcar sales as compared to 2023. We expect to deliver 53% of our total backlog in 2024. For those deliveries in the year, we expect 20% to 25% will be internal.
We expect our manufacturing and general capital expenditures to be approximately $50 million to $60 million for 2024. These expenditures are generally supporting automation, technology, and modernization of our facilities and processes.
And finally, we are announcing our 2024 EPS guidance at a range of $1.30 to $1.50. As mentioned, this guidance reflects higher deliveries and better efficiency in our manufacturing business in 2024 driving higher margins, and continuing improvement in average lease rates. The major year over year EPS headwinds are higher eliminations, significantly lower gains on railcar sales, and a more normalized tax provision, which generally we define as 25% to 27% in 2024.
In closing, 2024 is off to a strong start, and we believe the plan we have in motion is achievable and reflects the work we have done across our business to improve our financial performance. We have learned from the challenges of 2023 and believe we are better positioned as a company to remain disciplined and deliver improved returns for our business. And we look forward to sharing some longer term targets at Investor Day next quarter.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you for joining us this morning. For every unexpected challenge in 2023, Trinity found a unique solution. As we look to 2024, we anticipate continued margin growth, consistent operations, and a focus on improving the returns of our business. Thank you for your support of Trinity. We look forward to speaking again in May and seeing you in Dallas in June for Investor Day.